SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors of Phillips-Van Heusen Corporation (the “Company”) met on March 20, 2006 and approved the following matters relating to the compensation of the Company’s named executive officers, Emanuel Chirico, Chief Executive Officer, Allen Sirkin, President and Chief Operating Officer, Francis K. Duane, Vice Chairman, Wholesale Apparel, and Michael Zaccaro, Vice Chairman, Retail, as well as Michael Shaffer, Executive Vice President, Finance and Chief Financial Officer:

1.

Mr. Chirico’s base salary was raised to $1,000,000 per annum, effective February 27, 2006, the date on which he was appointed Chief Executive Officer.  Mr. Sirkin’s base salary was raised to $900,000 per annum, Mr. Duane’s to $800,000, Mr. Zaccaro’s to $700,000 and Mr. Shaffer’s to $425,000.  Each of these increases is effective March 9, 2006, the date on which the Company’s Board approved a reorganization of the Company’s management, including the promotion of Mr. Sirkin to President and Chief Operating Officer, Mr. Duane to Vice Chairman, Wholesale Apparel, and Mr. Shaffer to Executive Vice President, Finance and Chief Financial Officer.

2.

The Committee awarded a discretionary bonus to Mr. Shaffer of $37,500.

3.

The Committee approved a grant of options under the Company’s 2003 Stock Option Plan to Mr. Sirkin to purchase 135,000 shares of Company common stock.  The grant date for the options is March 27, 2006 and the options vest in three installments, the first for 15,000 shares six months from the date of grant and the second and third for 60,000 each on the second and third anniversary of grant.  The options will not vest and will be cancelled if and to the extent Mr. Sirkin’s employment is terminated, whether voluntarily, by reason of death or otherwise prior to the date they vest.  Other than the vesting features described, the grant is subject to the terms of the Company’s standard option grants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   March 24, 2006